EXHIBIT 23.2


                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



Our report on our audit of the balance sheet of Manhattan Pharmaceuticals, Inc. (the "Company") as of December 31, 2001 and on the statements of operations, changes in stockholders' deficiency and cash flows for the period from August 6, 2001 (date of inception) to December 31, 2001, included in this Annual Report on Form 10-KSB for the year ended December 31, 2003, is dated November 1, 2002. We consent to the incorporation by reference of our report in the following Registration Statements previously filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933: the Registration Statements on Forms S-3 with SEC File Nos. 333-34379, 333-35079, 333-65393,
333-40916, 333-49036 and 333-57550 and the Registration Statements on Forms S-8 with SEC file Nos. 333-15807 and 333-48531.



                                          WEINBERG & COMPANY, P.A.

Boca Raton, Florida
March 30, 2004